FlowStone Opportunity Fund Form SC TO-I/A

Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I
(Form Type)

FlowStone Opportunity Fund
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$36,960,004	$0.0001531	$5,658.58
Fees Previously Paid	$36,960,004	$0.0001531	$5,658.58
Total Transaction Valuation	$36,960,004
Total Fees Due for Filing			$5,658.58
Total Fees Previously Paid			$5,658.58
Total Fee Offsets			—
Net Fee Due			$0.00